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                                                                   EXHIBIT 11.1

           NATIONAL BANCSHARES CORPORATION OF TEXAS AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)



                                                             THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                   JUNE 30,                  JUNE 30,
                                                             -------------------       -------------------
                                                              1997         1996         1997         1996
                                                             ------       ------       ------       ------
NET INCOME PER COMMON SHAREHOLDER:
 Primary earnings applicable to common shareholders          $1,550       $1,252       $4,167       $2,613
                                                             ======       ======       ======       ======


COMMON SHARES USED IN PRIMARY PER SHARE CALCULATION:
  Weighted average number of common shares outstanding        4,659        4,658        4,659        4,621
   Addition from assumed exercise of stock options               73           60           71           56
  Addition from assumed conversion of  Series B
         Convertible Preferred Stock                             --            0            0           37
                                                             ------       ------       ------       ------

Weighted average number of common and
  common-equivalent shares outstanding                        4,731        4,718        4,730        4,714
                                                             ======       ======       ======       ======



PRIMARY EARNINGS PER COMMON SHARE:
      Earnings per share                                     $  .33       $  .27       $  .88       $  .55
                                                             ======       ======       ======       ======


Note: Fully diluted earnings per share are not presented as dilution is less than 3%.